Exhibit 99.1

For Immediate Release

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
818-575-4677

VALUECLICK REPORTS THIRD QUARTER 2004 RESULTS

Record Revenue & Operating Profitability, 2004 Guidance Increased

WESTLAKE VILLAGE, CA – November 4, 2004 – ValueClick, Inc. (Nasdaq: VCLK), the single-source provider of digital marketing media, technology and services across all major online marketing channels, today reported financial results for the third quarter ended September 30, 2004. Performance in the third quarter of 2004 exceeded the Company’s previously issued guidance for revenue, GAAP net income per share and EBITDA1.

For the quarter ended September 30, 2004, ValueClick reported revenue of $43.5 million, compared to the Company’s previously issued guidance of $37.0 million to $39.0 million. Third quarter 2004 revenue increased $20.8 million, or 92 percent, from revenue of $22.7 million for the third quarter of 2003.

Third quarter 2004 results include a full quarter of operations from Commission Junction and Hi-Speed Media, both acquired in December 2003, as well as the operations of Pricerunner.com, acquired in August 2004. Third quarter 2003 results include a full quarter of operations from ValueClick Japan, which was sold in March 2004.

Third quarter 2004 pre-tax income was $9.7 million compared to $2.1 million for the third quarter of 2003. GAAP net income for the third quarter of 2004 was $7.6 million, or $0.09 per diluted common share, compared to the Company’s previously issued guidance of $0.06 and was an improvement compared to net income of $2.0 million, or $0.03 per diluted common share, for the third quarter of 2003. EBITDA was approximately $11.4 million for the third quarter of 2004, compared to the Company’s previously issued guidance of $8.0 million to $9.0 million and was an increase from $3.6 million for the third quarter of 2003.

The September 30, 2004 consolidated balance sheet remained strong with $223.2 million in cash, cash equivalents and marketable securities, $217.2 million in working capital and $312.7 million in total stockholders’ equity. Cash provided by operations for the third quarter was approximately $10.0 million, and as of September 30, 2004, the cash, cash equivalents and marketable securities balance represented $2.75 per outstanding common share.

1 EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income before interest income, taxes, depreciation, and amortization. Please see the attached schedule for a reconciliation of EBITDA to GAAP net income, and a discussion of why the Company believes EBITDA is a useful financial measure to investors and how it is used by management.

2004 Guidance Increased
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

Based on its third quarter results and outlook for the fourth quarter, ValueClick is raising its guidance for fiscal year 2004. For the fourth quarter, ValueClick anticipates revenue of approximately $47.0 million, an approximate 55 percent increase in revenue from the fourth quarter of 2003. The Company expects diluted net income per share of approximately $0.10 in the fourth quarter of 2004. EBITDA for the fourth quarter of 2004 is expected to be in the range of $12.0 million to $12.5 million.

For fiscal year 2004, ValueClick is raising its total revenue guidance from the range of $150.0 to $154.0 million to approximately $162.0 million. Excluding the $8.0 million one-time gain related to the March 2004 sale of ValueClick Japan, the Company expects fiscal year 2004 diluted net income of approximately $0.32 per share, and EBITDA in the range of $40.0 million to $41.0 million versus previous guidance of $38.0 million to $41.0 million.

For fiscal year 2005, ValueClick is confirming its previously issued guidance of approximately $210.0 million in revenue and an EBITDA margin in the range of 25 percent. In addition, ValueClick anticipates diluted net income per share in the range of approximately $0.34 to $0.36.

“Our better-than-expected third quarter results demonstrate the continued success of our multi-channel approach to serving online advertisers and publishers,” said James Zarley, chairman and chief executive officer of ValueClick. “We are seeing good traction in our media and affiliate marketing core businesses, we are encouraged by the early success of our Pricerunner comparison-shopping site acquisition, and we are well-positioned to execute on our initiatives to continue our growth through 2005.”

Third Quarter 2004 Conference Call Today
James Zarley, chairman and chief executive officer, and Sam Paisley, chief financial officer, will present an overview of the results and other factors affecting financial performance for the third quarter during a webcast on November 4, 2004 at 1:30PM PT. Investors and analysts may obtain dial-in information through StreetEvents (www.streetevents.com).

The live webcast and other information of potential interest to investors will be available to the public in the Investor Relations section of the Company’s website (www.valueclick.com). Please allow 15 minutes prior to the call to download and install any necessary audio software. Replay information will be available for seven days after the call and may be accessed at (888) 203-1112 for domestic and (719) 457-0820 for international callers. The passcode is 91727.

Webcast participants are encouraged to submit questions on financial results and business operations to management prior to the call. Please call (818) 575-4677 to leave your question on our Investor Relations voice message system. Questions will be addressed on the live call and should be received no later than 1:30PM PT on Thursday, November 4, 2004.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through our three business units:

•	ValueClick Media (http://media.valueclick.com) provides a wide range of brand and direct marketing solutions – including Web Marketing, E-mail Marketing, Lead Generation Marketing, and Search Marketing – to create awareness, generate leads and drive sales.

•	Commission Junction (www.cj.com) provides advanced performance marketing solutions that help marketers increase online leads and sales. By facilitating strategic relationships between advertisers and publishers, Commission Junction leverages its proven expertise in affiliate marketing and search marketing to drive measurable results for its clients.

•	Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and Web site publishers manage their online advertising and permission-based e-mail campaigns. In addition, the AdWare Systems subsidiary (www.adwaresystems.com) provides software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management solutions.

For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 15, 2004, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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VALUECLICK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three-month Period
	Ended September 30,
	(Note 1)
	(Unaudited)
	2004	2003
Revenue	$43,492	$22,694
Cost of revenue	13,206	8,532

Gross profit	30,286	14,162
Operating expenses:
Sales and marketing	9,760	5,002
General and administrative	6,962	4,772
Product development	3,663	2,510
Stock-based compensation	124	72
Amortization of intangible assets	1,107	401

Total operating expenses	21,616	12,757

Income from operations	8,670	1,405
Interest income, net	1,001	716

Income before taxes and minority interest	9,671	2,121
Provision for income taxes	2,053	196

Income before minority interest	7,618	1,925
Minority share of loss of consolidated subsidiary	—	82

Net income	$7,618	$2,007

Basic net income per share	$0.09	$0.03

Weighted-average shares used in computing basic net income per share	80,770	74,429

Diluted net income per share	$0.09	$0.03

Weighted-average shares used in computing diluted net income per share	83,925	78,991

Note 1 — The condensed consolidated statements of operations include the results of Commission Junction, Hi-Speed Media and Pricerunner.com from the beginning of the accounting period nearest to their acquisition dates (December 7, 2003, December 17, 2003 and August 6, 2004, respectively) in accordance with the purchase method of accounting. The three-month period ended September 30, 2003 includes the results of ValueClick Japan, which was sold on March 26, 2004. Had these transactions been completed as of January 1, 2003, on an unaudited pro-forma GAAP basis revenues would have been $44.2 million and $30.2 million, and net income would have been $7.5 million, or $0.09 per fully diluted share, and $2.2 million, or $0.03 per fully diluted share, for the three-month periods ended September 30, 2004 and 2003, respectively.

These unaudited pro-forma GAAP results are for information purposes only, are not necessarily indicative of what the actual results would have been had the acquisitions occurred on January 1, 2003, and are not necessarily indicative of future results.

VALUECLICK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Nine-month Period
	Ended September 30,
	(Note 1)
	(Unaudited)
	2004	2003
Revenue	$114,807	$62,243
Cost of revenue	35,751	21,980

Gross profit	79,056	40,263
Operating expenses:
Sales and marketing	24,403	14,911
General and administrative	19,544	13,858
Product development	11,907	7,579
Stock-based compensation	536	266
Amortization of intangible assets	2,835	1,055
Restructuring reserve reversal	(1,003)	—

Total operating expenses	58,222	37,669

Income from operations	20,834	2,594
Gain on sale of equity interest in Japan subsidiary	8,007	—
Interest income, net	2,540	2,689

Income before taxes and minority interest	31,381	5,283
Provision for income taxes	4,931	814

Income before minority interest	26,450	4,469
Minority share of loss of consolidated subsidiary	130	8

Net income	$26,580	$4,477

Basic net income per share	$0.33	$0.06

Weighted-average shares used in computing basic net income per share	79,555	73,958

Diluted net income per share	$0.32	$0.06

Weighted-average shares used in computing diluted net income per share	83,810	77,686

Note 1 — The condensed consolidated statements of operations include the results of Search123, Commission Junction, Hi-Speed Media, and Pricerunner.com from the accounting period nearest to their acquisition dates (May 30, 2003, December 7, 2003, December 17, 2003, and August 6, 2004, respectively) in accordance with the purchase method of accounting. The nine-month periods ended September 30, 2004 and 2003 include the results of ValueClick Japan, which was sold on March 26, 2004. Had these transactions been completed as of January 1, 2003, on an unaudited pro-forma GAAP basis revenues would have been $117.6 million and $84.3 million, and net income would have been $19.2 million, or $0.23 per fully diluted share, and $4.5 million, or $0.06 per fully diluted share, for the nine-month periods ended September 30, 2004 and 2003, respectively.

These unaudited pro-forma GAAP results are for information purposes only, are not necessarily indicative of what the actual results would have been had the acquisitions occurred on January 1, 2003, and are not necessarily indicative of future results.

VALUECLICK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and marketable securities	$223,180	$220,120
Accounts receivable, net	25,526	21,942
Other current assets	4,519	3,654

Total current assets	253,225	245,716
Property and equipment, net	9,191	10,559
Goodwill	65,044	49,375
Intangible assets, net	26,840	15,974
Other assets	1,147	1,475

TOTAL ASSETS	$355,447	$323,099

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	36,028	31,907
Non-current liabilities	6,674	5,676
Minority interest in consolidated subsidiary	—	11,309
Total stockholders’ equity	312,745	274,207

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$355,447	$323,099

VALUECLICK, INC.
RECONCILIATION OF NET INCOME TO EBITDA (Note 1)
(Unaudited, in thousands)

	Three-month Period
	Ended September 30,
	2004	2003
Net Income	$7,618	$2,007
Less interest income, net	(1,001)	(716)
Plus provision for income taxes	2,053	196
Plus amortization of intangible assets	1,107	401
Plus depreciation and leasehold amortization	1,580	1,670

EBITDA	$11,357	$3,558

	Nine-month Period
	Ended September 30,
	2004	2003
	(Note 2)
Net Income	$26,580	$4,477
Less interest income, net	(2,540)	(2,689)
Plus provision for income taxes	4,931	814
Plus amortization of intangible assets	2,835	1,055
Plus depreciation and leasehold amortization	4,674	4,509

EBITDA	$36,480	$8,166

Note 1- Earnings before interest income, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP (Generally Accepted Accounting Principles) financial measure which represents net income excluding the effects of interest, income taxes, depreciation, and amortization. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

We believe that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments and income from interest on the Company’s cash and marketable securities that are not directly attributable to the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

Note 2 — EBITDA would have been $28,473 after excluding the non-recurring gain on the sale of the Company’s interest in ValueClick Japan.